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                                                              EXHIBIT 10.18(b)

                    FIRST AMENDMENT DATED AUGUST 1, 1993
                      TO THE STOCK EXCHANGE AGREEMENT



     FIRST AMENDMENT dated August 1, 1993 to the Stock Exchange Agreement by and between LUMBERMENS MUTUAL CASUALTY COMPANY, an Illinois mutual property-casualty insurance company ("Lumbermens"), and KEMPER CORPORATION, a Delaware Corporation ("Kemper").

     WHEREAS, Kemper and Lumbermens are parties to a Stock Exchange Agreement dated March 18, 1993; and

     WHEREAS, Kemper and Lumbermens wish to amend such Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in the Agreement and herein, Lumbermens and Kemper covenant and agree as follows:

     1.   Section 11.1(f) of the Agreement is replaced with the following:

          (f) On the Final Settlement Date, (x) Lumbermens shall cause KRE to promptly deliver to Kemper stock certificates, mortgages or other evidences of ownership representing all Remaining Rejected Assets, duly endorsed or otherwise transferred to the name or for the account of Kemper, (y) if the Final Settlement Amount is positive, Kemper shall deliver the Final Settlement Amount to KRE by wire transfer of immediately available funds, and (z) if the Final Settlement Amount is negative, then Lumbermens shall deliver to Kemper the absolute value of the Final Settlement Amount by either (i) wire transfer of immediately available funds, (ii) delivering to Kemper a number of shares of Kemper Common Stock equal to the absolute value of the Final Settlement Amount divided by the Price Per Share or (iii) delivery to Kemper a combination of cash and shares of Kemper Common Stock sufficient to satisfy the absolute value of the Final Settlement Amount. Notwithstanding anything in the preceding sentence to the contrary, the amount of cash delivered by Lumbermens pursuant to the preceding sentence shall not result in a Cash Limitation Fraction of 20 percent or more.

     2.   Section 11.1(g) is stricken.

     3. Section 11.2 is amended by adding after the definition, "Capital Distribution," the following:

          "Cash Limitation Fraction" shall mean a fraction the numerator of which is the amount of cash to be delivered by Lumbermens to Kemper on the Final Settlement Date and the denominator of which is the sum of the absolute value of the Final Settlement Amount plus the total number of shares of Kemper Common Stock to be delivered by Lumbermens to Kemper on the Closing Date multiplied by the closing price per share of Kemper Common Stock on the Closing Date as reported in the Wall Street Journal.

     4. The definition "Final Settlement Date" contained in Section 11.2 is amended by inserting after the word "Period" a comma and the

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          words "or such earlier date as the parties may agree."



IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed on the day and year first above written.

KEMPER CORPORATION                      LUMBERMENS MUTUAL
                                        CASUALTY COMPANY



By: /s/ J. H. FITZPATRICK               By: /s/ W. L. WHITE
Title:  Exec V.P. - C.F.O.              Title:  EXEC V.P. & CFO